Exhibit 99.1
GeoVax Labs, Inc. Announces
First Quarter Financial Results

ATLANTA, GA, April 27, 2011 – GeoVax Labs, Inc. (OTCBB: GOVXD), a biotechnology company that creates, develops and tests innovative HIV/AIDS vaccines, today announced its financial results for the three months ended March 31, 2011.

GeoVax reported a net loss of $606,282 for the three months ended March 31, 2011, compared to $690,789 for the same period in 2010.  Net losses were partially offset by grant revenues of $893,002 and $1,338,560 for each period, respectively, related to the Company’s grant from the National Institutes of Health (NIH) in support of its HIV/AIDS vaccine development activities. As of March 31, 2011, the Company reported cash balances totaling $541,727.

GeoVax President and CEO Robert T. McNally, PhD, commented, “Financing remains a top priority for us during 2011.  Our current cash balances, together with anticipated proceeds from our NIH grant, are sufficient to support our planned level of operations into the first quarter of 2012.  We anticipate raising additional equity capital during 2011 to provide the funding necessary to advance our vaccine development programs to the next valuation inflection points.”

Dr. McNally continued, “Although additional financing is necessary, it is important to recognize that GeoVax continues to benefit from tremendous financial, operational, and technical support provided to us by the NIH and by the HIV Vaccine Trials Network (HVTN).  Through direct funding provided to GeoVax via an Integrated Preclinical/Clinical AIDS Vaccine Development (IPCAVD) grant from the NIH, and HVTN’s support of our ongoing Phase 2a human clinical trial of our preventative HIV/AIDS vaccine, GeoVax’s net operational cash needs are relatively small for a company at our stage of development.

“Furthermore, we recently announced expansion of our preventative vaccine program with plans for a Phase 1 clinical trial investigating a GM-CSF adjuvanted version of our vaccine which achieved an impressive 70% protection against simian immunodeficiency virus (SIV) infection in nonhuman primates.  GM-CSF (granulocyte–macrophage colony stimulating factor) is a cytokine (growth-stimulating protein) that serves to expand and mature cells that initiate immune responses.  We are very pleased that HVTN will also be conducting this Phase 1 clinical trial, which we expect to begin later this year.  In addition, we have commenced planning for a Phase 2b clinical trial of our preventative vaccine—vaccine production is being scheduled and discussions are underway with government sponsors for protocol development.”

Summarized financial information is attached.  Further information concerning the Company’s financial position and results of operations are included in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.

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About GeoVax

GeoVax Labs, Inc. is a biotechnology company developing human vaccines for diseases caused by HIV (Human Immunodeficiency Virus – that leads to AIDS). Our HIV/AIDS vaccine technology is exclusively licensed from Emory University in Atlanta, GA, and is the subject of more than 20 issued or filed patent applications.  GeoVax’s vaccines are unique in expressing virus-like particles that display the trimeric membrane bound form of the HIV-1 envelope glycoprotein.  Our preventative vaccines are designed for use in uninfected people to prevent acquisition of HIV-1 and are moving forward in human clinical trials conducted by the HIV Vaccine Trials Network (HVTN). The HVTN, funded through a cooperative agreement with the NIH, is the largest worldwide clinical trials program dedicated to the development and testing of AIDS vaccines.  GeoVax’s vaccines also may be effective as a therapeutic treatment (for people already infected with the HIV-1 virus); a Phase 1/2 human trial for the therapeutic application of our vaccine is ongoing.  Preclinical work enabling evaluation of the GeoVax DNA and MVA vaccines was funded and supported by the National Institute of Allergy and Infectious Disease (NIAID), which provided additional support to the GeoVax vaccine development program with a $19 million Integrated Preclinical/Clinical AIDS Vaccine Development (IPCAVD) grant awarded in late 2007.

For more information, please visit www.geovax.com.

Forward-Looking Statements
Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act.  These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, including whether:  HVTN will commence, complete enrollment, and generate data regarding GeoVax vaccine clinical trials as and when expected, GeoVax can develop and manufacture its vaccines with the desired characteristics in a timely manner, GeoVax's vaccines will be safe for human use, GeoVax's vaccines will effectively prevent AIDS in humans, vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete vaccine development, there is development of competitive products that may be more effective, less costly, or easier to use than GeoVax's products, GeoVax will be able to enter into favorable manufacturing and distribution agreements, and other factors, over which GeoVax has no control. GeoVax assumes no obligation to update these forward-looking statements, and does not intend to do so. More information about these factors is contained in GeoVax's filings with the Securities and Exchange Commission including those set forth at "Risk Factors" in GeoVax's Form 10-K.

FINANCIAL TABLES FOLLOW

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GEOVAX LABS, INC.
Condensed Consolidated Statements of Operations Information
(amounts in thousands, except per share data)

	Three Months Ended
	March 31,
	2011	2010
Revenues
Grant Revenue	$893	$1,339

Operating expenses:
Research and development	838	1,369
General and administrative	662	669
	1,500	2,038
Other income:
Interest income	1	9
	1	9
Net loss	$(606)	$(691)

Loss per common share	$(0.04)	$(0.04)

GEOVAX LABS, INC.
Condensed Balance Sheet Information
(amounts in thousands)
	March 31,	Dec. 31,
	2011	2010
Assets:
Cash and cash equivalents	$542	$1,079
Other current assets	789	523
Total current assets	1,331	1,602

Property, net	228	248
Other assets	509	507
Total assets	$2,068	$2,358

Liabilities and stockholders’ equity
Current liabilities	$673	$522
Stockholders’ equity	1,395	1,836
Total liabilities and stockholders’ equity	$2,068	$2,358

Shares Outstanding	15,676	15,655